UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
April 2, 2007
Date of Report (Date of earliest event reported)
PAC-WEST TELECOMM, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-27743 (Commission File Number)	68-0383568 (IRS Employer Identification No.)

4210 Coronado Avenue Stockton, California (Address of principal executive offices)		95204 (Zip Code)
(209) 926-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
As previously disclosed, on November 15, 2006, Pac-West Telecomm, Inc. (the “Company” or “Pac-West”) completed a comprehensive restructuring of its financial obligations centered on an investment and refinancing provided by Columbia Ventures Corporation (“CVC”), a private investment company focused principally on the domestic and international telecommunications industry. Prior to consummating this financial restructuring, Pac-West, together with its financial advisor, restructuring advisor, and legal counsel, considered a variety of restructuring alternatives, including a Chapter 11 bankruptcy filing, and conducted an extensive search for financing sources before determining to proceed with the CVC investment and refinancing.
As part of this financial restructuring, an affiliate of CVC purchased from Comerica Bank (“Comerica”) the Company’s Senior Secured Credit Facility, which had an outstanding balance at such time of approximately $8.8 million. In connection with this purchase, the facility was amended and restated to provide, among other things, an increase in the maximum loan commitment to $24.0 million, consisting of a revolving credit facility of $8.0 million and a $16.0 million term loan in two tranches of approximately $8.8 million and $7.2 million, respectively. The first tranche of the term loan was drawn in its entirety to fund the purchase from Comerica on November 15, 2006. On March 30, 2007 the Company drew $1,200,000 against the second tranche of the term loan. The revolving credit facility remained un-drawn as of March 30, 2007.
However, under the terms of our Senior Secured Credit Facility, the Company is required to comply with certain financial and other covenants. In this regard, the Company cannot provide any assurance that it will be able to comply with such covenants. In the event of a failure by the Company to comply with its covenants, which Pac-West believes might occur as early as the second quarter of this year, the Company may not be able to borrow under the Senior Secured Credit Facility, which is a critical source of its operating funds. An inability by the Company to borrow under the Senior Secured Credit Facility would materially and adversely impact the Company’s ability to pursue its business plans and objectives. Even with access to the Senior Secured Credit Facility, the Company’s available financial resources may not be adequate to satisfy its operating and capital requirements for the next 12 months if it is unable to reduce or eliminate continued losses.
As separately disclosed in a Form 12b-25 filed by the Company with the SEC on April 2, 2007, Pac-West is unable to meet the filing date for its annual report on Form 10-K for the year ended December 31, 2006. The Company requires additional time to complete the preparation of its financial statements which will be included in the Form 10-K. In particular, in the course of preparing financial statements for inclusion in the Form 10-K, the Company determined that certain of its long-lived assets may be impaired and it is in the process of obtaining a valuation to determine whether there is an impairment and the magnitude of any such impairment. The Company does not currently believe that it will be in a position to file its annual report on Form 10-K within the 15 days provided by Rule 12b-25(b)(2)(ii) of the Securities Exchange Act of 1934, as amended due to the time that will be required to obtain an independent appraisal on which to base the impairment analysis.
Forward Looking Statements
In this report, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors, including risk factors described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to risks associated with: our level of indebtedness; our inability to comply with the covenants contained in, or the possibility of triggering a default under, our borrowing arrangements, our inability to execute our business plans and objectives, regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers that could negatively impact our business prospects; an increase in our network expenses; our principal competitors for local services and potential additional competitors, which may have advantages that may adversely affect our ability to compete with them.
* * * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC. (Registrant)

Dated: April 2, 2007

By:	/s/ Michael Sarina
Michael Sarina
Chief Financial Officer